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                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                   MGi2, INC.


                  MGi2, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies:

                  FIRST: That the Board of Directors of the Corporation, at a meeting held on April 7, 2000, adopted resolutions approving the following amendment to the Certificate of Incorporation of the Corporation:

                  NOW, THEREFORE, BE IT RESOLVED, that the second paragraph of
Article VIII of the Corporation's Certificate of Incorporation be amended, effective as soon as practicable, to read in its entirety as follows:

                  Notwithstanding the foregoing, for so long as the Corporation is regulated as a business development company under the Investment Company Act of 1940, as amended from time to time (the "1940 Act"), neither this Certificate of Incorporation nor the bylaws of the Corporation shall limit the liability of, or indemnify, any director or officer of the Corporation for actions or matters for which such limitation or indemnification is prohibited by the 1940 Act.

                  SECOND: That said amendments were duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  THIRD: That said amendments were duly adopted in accordance with the provisions of Sections 141(f), 211 and 242 of the General Corporation Law of the State of Delaware.


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                  IN WITNESS WHEREOF, the Corporation has caused this
certificate to be executed this ____ day of April, 2000.


                                     MGI2, INC.



                                     By:
                                        -------------------------------------
                                              Name:
                                              Title:


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